Exhibit 16(4)(f):  Name Change Endorsement ENMGHGI (05/02)

ING LIFE INSURANCE AND ANNUITY COMPANY

ENDORSEMENT

The Contract is hereby endorsed effective May 1, 2002, as follows:

The name of AETNA LIFE INSURANCE AND ANNUITY COMPANY has been changed to ING LIFE INSURANCE AND ANNUITY COMPANY. Accordingly, all references to AETNA LIFE INSURANCE AND ANNUITY COMPANY, ALIAC, and AETNA in the Contract are changed to ING LIFE INSURANCE AND ANNUITY COMPANY, ILIAC, and ING, respectively.

The address remains as follows:

151 Farmington Avenue
Hartford, Connecticut 06156

All terms and conditions of your Contract remain the same.

/s/ Thomas J. McInerney ----------------------- Thomas J. McInerney

President ING Life Insurance and Annuity Company

ENMCHGI (05/02)